IMMUNE NETWORK LTD.
Suite 202, 1768 West 3rd Avenue
Vancouver, BC
Canada V6J 1K4

April 4, 2002

Rachel Glicksman
11th Floor, 55 John Street
New York, New York 10038
USA

Dear Ms. Glicksman,

Re: Consulting Services Agreement Dated January 31, 2002

We refer to our Consulting Services Agreement dated for reference January 31, 2002 (the "Agreement"), pursuant to which you, the Consultant, have agreed to provide certain Services to the Company. All initially capitalized terms used herein will have the respective meanings assigned thereto in the Agreement.

We acknowledge that: (a) the Company is obligated under section 8 of the Agreement to issue to the Consultant an aggregate of 3,000,000 fully-paid and non-assessable Shares at a deemed price of US$0.05 per Share, in accordance with the terms and subject to the conditions set forth in the Agreement; and (b) the Company is obligated under section 18 of the Agreement to file with the United States Securities and Exchange Commission a registration statement on Form S-8 (the "Registration Statement") to qualify the distribution of the Shares under the Securities Act of 1933.

This will confirm our agreement as follows:

1. This letter is intended to be a binding agreement between the parties subject to the terms and conditions hereof;

2. Section 8 of the Agreement is hereby deleted in its entirety and replaced with the following:

"8. Compensation. Subject to applicable securities laws, and subject also to completion and delivery by the Consultant of the questionnaire (the "Questionnaire") attached hereto as Exhibit A and the acknowledgement attached hereto as Exhibit B, the Company hereby agrees to issue to the Consultant an aggregate of one million (1,000,000) fully-paid and non-assessable common shares (the "Shares") in the capital of the Company, at a deemed price of US$0.05 per Share (the "Deemed Issue Price") upon completion of the Services."

3. Section 9 of the Agreement is hereby deleted in its entirety and replaced with the following:

"9. Delivery of Share Certificates. The Company will use its best efforts to cause certificates representing the appropriate number of Shares to be delivered to the Consultant as soon as practicable following the completion of the Services by the Consultant."

4. Paragraph (a) of section 12 of the Agreement is hereby deleted in its entirety and replaced with the following:

"(a) that number of Shares having an aggregate Deemed Issue Price equal to the value of the Services actually provided by the Consultant to the Company up to and including the date of termination;".

5. Section 18 of the Agreement is hereby deleted in its entirety and replaced with the following:

"18. No Registration Rights. The Consultant acknowledges and agrees that the Company has no obligation to register any of the Shares under the 1933 Act."

6. Paragraph (b) of section 23 of the Agreement is hereby deleted in its entirety and replaced with the following:

"(b) if to the Company, addressed to Immune Network Ltd. at Suite 202, 1768 West 3rd Avenue, Vancouver, British Columbia, Canada V6J 1K4, Attention: Dr. Allen Bain, President and CEO; facsimile number: (604) 733-6631."

7. This letter agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument. Delivery of a copy by facsimile or other electronic means will be deemed to be delivery of an original;

8. Except as amended hereby, the Agreement shall bind the parties thereto in accordance with its terms; and

9. This agreement shall be construed and enforced in accordance with the laws of the State of New York, without reference to principles of conflicts or choice of law thereof.

If you agree to the above terms, kindly sign two copies of this letter signifying your approval and acceptance and return one fully executed letter to the writer at your earliest convenience.

Yours truly,

IMMUNE NETWORK LTD.
Per:
/s/ signed
Dr. Allen I. Bain, President

The undersigned hereby agrees to the foregoing terms and conditions of this agreement as of the date first above written.

SIGNED, SEALED and DELIVERED by Rachel Glicksman in the presence of: Signature Print Name Address Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Rachel Glicksman RACHEL GLICKSMAN